EXECUTION COPY
                                  AMENDMENT TO
                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

                  This Amendment No. 1 (the "Amendment") to the Amended and Restated Employment Agreement is made and entered into on the 25th day of April, 2005 between Foamex International Inc., a Delaware corporation and its primary operating subsidiary Foamex L.P. (collectively the "Company"), and Thomas E. Chorman ("Executive").

                  WHEREAS, the Company and Executive executed an employment agreement, dated August 20, 2002 (the "Prior Agreement"), governing the terms of Executive's employment with the Company and amended and restated the employment agreement (the "Agreement") on January 27, 2004; and

                  WHEREAS, the Board of Directors has reviewed the Executive's performance and desires to amend certain provisions in the Agreement as set forth herein; and

                  WHEREAS, the terms and conditions of the Agreement not specifically amended herein shall remain in full force and effect.

                  NOW, THEREFORE, the parties hereby agree that the following provisions will be amended as follows:

ARTICLE III - Compensation and Expenses

Section 3.1 (c) (i) shall now read in its entirety as follows:

                           Bonus. (i) During the Term, Executive shall be
eligible to earn a fiscal year target bonus award of 100% of Base Salary ("Annual Bonus"), which shall be based upon the attainment of Company performance targets for the applicable fiscal year, as measured against a written set of reasonable performance criteria communicated to Executive for such fiscal year. The Annual Bonus shall be awarded pursuant the Foamex Salaried Incentive Plan (the "SIP"), and, except as otherwise provided for herein, shall be subject to the terms and conditions of the SIP. For 2005, the Executive shall be eligible for a special performance incentive (the "Incentive") of $250,000 provided the Company achieves $90 million of EBITDA (the "Incentive EBITDA") prior to accruals for the Incentive or bonus obligations pursuant to the SIP. The Incentive EBITDA will be adjusted by mutual agreement of the parties for material changes to the Company's business (acquisitions, asset divestitures, mergers, and similar transactions). The Incentive will be reduced by $0.50 for each dollar earned under the SIP for EBITDA performance above the Incentive EBITDA. For each Annual Bonus received by Executive during the Term, Executive shall be required to use 20% of the net after-tax proceeds of each Annual Bonus to purchase shares of Company common stock within the 90-day period of Executive's receipt of each Annual Bonus; provided, however that the Compensation Committee may, in its sole discretion, extend such 90-day period. The ninety day period will be extended automatically for each day the Executive is prohibited from purchasing Foamex securities by the Company's Securities

Trading Policy or by applicable securities laws. Notwithstanding the forgoing, Executive shall be entitled to receive such other incentive compensation as the Compensation Committee of the Board may, in its sole discretion, award.

Change in Control Protection

Article 5 - Effect of Termination.

Section 5.5 (c) and (d) shall now read in their entirety as follows:

         (c) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than for Cause, death or Disability at any time following the eighteen (18) month anniversary of the Effective Date, Executive shall receive an amount, payable in twenty-four equal monthly installments in accordance with the Company's regular payroll policies, equal to sum of the following: two multiplied by the amount of (i) Executive's current Base Salary on date his employment is terminated, and (ii) Executive's Annual Bonus, calculated as though the Company and Executive had attained 100% of the performance targets for the applicable fiscal year in which Executive's employment terminates, and without regard to the requirement that Executive use 20% of the net after-tax proceeds of such Annual Bonus to purchase shares of Company common. Notwithstanding the foregoing, in the event Executive's employment is terminated by Executive for Good Reason on account of a Change in Control or by the Company for reasons other than for Cause, death or Disability within the twenty four month period commencing on the date of a Change in Control, Executive's Change in Control Protection Agreement with the Company attached hereto as Exhibit A shall govern.

         (d) In the event of a termination of Executive's employment by Executive for Good Reason or by the Company for reasons other than Cause or Disability, Executive shall be entitled medical coverage under the Company's medical plan in accordance with Section 3.1(b) during the twenty-four (24) month period commencing on the date Executive's employment is terminated (the "Severance Term"). Upon the expiration of the Severance Term, Executive shall be eligible to elect medical continuation coverage under the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA").



Section 4 (a) of the Executive's Change in Control Protection Agreement (Exhibit A to the Agreement) will now read in its entirety as follows:

(a) Termination following a Change in Control.

If Executive's employment is terminated during the twenty four (24) month period following the Operative Date by the Company without Cause (other than as a result of the death or Disability of Executive) or by Executive with Good Reason (any such termination, a "Qualifying Termination"), the Company shall, (i) pay to Executive his accrued but unpaid base salary through the date of the Qualifying Termination; (ii) pay to Executive an amount, payable at the Executives election either as a lump sum payment or in twenty four equal monthly installments in accordance with the Company's regular payroll policies, equal to two times the sum of (A) the greater of (x) Executive's annual base salary in effect immediately prior to the Operative Date, and (y) Executive's annual base salary as of the date of such Qualifying Termination, and (B) Executive's annual bonus, calculated as though the Company and Executive had attained 100% of the performance targets for the applicable fiscal year of the Company during which the Qualifying Termination occurs; and (iii) continue for twenty four (24) months Executive's participation in the health, medical and life insurance benefits and/or coverage provided to Executive either (1) immediately prior to the Operative Date, or (2) as of the date of such Qualifying Termination, whichever is more favorable to Executive; provided, however, that (a) such benefit continuation is subject to the terms and 3conditions of such plans, (b) group life insurance continuation is subject to a limit of three years following such Qualifying Termination, and (c) Executive shall cease to be covered by medical and/or dental plans of the Company at such time Executive becomes covered by like plans of another company.

                  IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement effective as of the date first above written.

                                 FOAMEX INTERNATIONAL INC.


                                 By:  /s/ Gregory J. Christian
                                      ---------------------------------
                                       Name:  Gregory J. Christian
                                       Title: Executive Vice President and
                                       General Counsel


                                 EXECUTIVE


                                      /s/ Thomas E. Chorman
                                      ---------------------------------
                                      Thomas E. Chorman



                                       3